STONE RIDGE TRUST
ADDENDUM TO THE TRANSFER AGENT
SERVICING AGREEMENT

THIS ADDENDUM dated as of  May 23, 2013 to the Transfer Agent Servicing Agreement, dated as of December 15, 2012 (the "Agreement"), is entered into by and between STONE RIDGE TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to modify the Agreement to add the MARS SystemTM; and

WHEREAS, Section 14 of the Agreement allows for its modification by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to add the following service to Section 3 of the Agreement:

C.            MARS SystemTM

USBFS shall provide the MARS SystemTM and data warehouse services set forth in Exhibit D to this Agreement, subject to the terms and conditions specified in Exhibit D, as the same may be amended from time to time.

The Trust hereby acknowledges that Exhibit D is an integral part of the Agreement and, to the extent services included in Exhibit D are selected by the Trust, such services shall also be subject to the terms and conditions of the Agreement.  The provisions of Exhibit D shall continue in effect for as long as the Agreement remains in effect, unless sooner terminated pursuant to Section 14 hereof.

The indemnity and defense provisions set forth in Section 8 of the Agreement and in Exhibit D, if applicable, shall indefinitely survive the termination and/or assignment of the Agreement.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

STONE RIDGE TRUST, on behalf of each of the Funds individually and not jointly	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Jane Korach	By: /s/ Michael R. McVoy

Name: Jane Korach	Name: Michael R. McVoy

Title: General Counsel	Title: Executive Vice President

Exhibit D to the
Transfer Agent Servicing Agreement – Stone Ridge Trust

DATA WAREHOUSE SERVICES

1.             Certain Definitions

Whenever used in this Exhibit D, the following words and phrases shall have the meanings set forth below unless the context otherwise requires:

A.
“MARS SystemTM” means the system made available through Sales Focus Solutions, a subsidiary of Phoenix American Incorporated, known as “MARSTM”  which allows for analysis of sales data from the transfer agent or intermediaries which provides detail for omnibus account trades, identifies or reports suspicious trading activity and manages compliance related activities and reporting.

B.
“Data Warehouse Services” means the services which are made available to consenting end-users (“User,” as defined below) whereby certain Electronic Reports (as defined below) may be searched, viewed, downloaded and printed.

C.	“User(s)” means the person(s) to whom Electronic Reports are made available.

D.
“Electronic Reports” means an Electronic Report created with investor transaction data housed by DST (the Transfer Agent’s record keeping system) and may include but not be limited to: 22c-2 Compliance Reports, Omnibus Account Reconciliation, Sales Reporting, Platform Reporting and Campaign Management and Tracking.

2.             Services Covered

USBFS shall allow access to Data Warehouse Services by authorized Users on behalf of the Trust in accordance with the terms of this.

3.             Duties and Responsibilities of USBFS

USBFS will provide the following implementation support:

(1)  Project Management Assistance
(2)  Setup and Testing of System Interfaces
(3)  Conversion of Historical Data from the Trust
(4)  Assist with Sales Channel and Sales Territory Setup
(5)  Assist with Clearing/Executing Firm Relationships
(6)  Assist with Compliance Rule Setup
(7)  Database Setup (User Defined Fields)
(8)  Training (additional fee)

USBFS will provide the following support services after implementation:

(1)  Assist with Project Management
(2)  Dedicated Client Service team
(3)  Weekly status calls (if needed)
(4)  Setup and testing of requests from the Trust
(5)  Duplicate Data Identification
(6)  Assistance with System File Imports
(7)  Custom Report Programming (at Programming rates)
(8)  Enhanced support available at a designated fee (such as database query reports, compliance report review and analysis, compliance workflow assistance)

4.             Duties and Responsibilities of the Trust

The Trust shall:

A.
Assume exclusive responsibility for the consequences of any instructions it may give to USBFS, for the Trust’s or End Users’ failure to properly access the Electronic Reports in the manner prescribed by USBFS, and for the Trust’s failure to supply accurate information to USBFS.

B.	Comply and instruct Users to comply with all the User enrollment instructions and authorization procedures.

5.             System Maintenance

The Trust understands that USBFS will have to perform periodic maintenance to the hardware and software used to provide MARSTM and Data Warehouse Services, which may cause temporary service interruptions.  USBFS shall notify the Trust of all planned outages of its own hardware and software and, to the extent possible, will perform any necessary maintenance during non-business hours.

6.             Additional Representation and Warranty

The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on the Trust’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder.  For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software.  All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

7.             Proprietary Rights

A.
The Trust acknowledges and agrees that by virtue of subscribing to MARSTM and Data Warehouse Services through USBFS, it shall not obtain any rights in or to any of the software, templates, screen and file formats, interface protocols, formats and development tools and instructions, hardware, processes, trade secrets, instruction manuals, enrollment authorization, authentication and other business processes, proprietary information or distribution and communication networks used to provide MARSTM  and Data Warehouse Services owned by Sales Focus Solutions and licensed to USBFS.  Any interfaces and software provided to the Trust in order to provide connectivity to MARSTM and Data Warehouse through USBFS shall be used by the Trust and Users only for the period during which this  is in effect and only in accordance with the terms of this Exhibit E, and shall not be used by the Trust to provide connectivity to or through any other system or person without USBFS’ prior written approval.  The Trust shall not copy, decompile or reverse engineer any software or programs provided to the Trust hereunder.  The Trust also agrees not to take any action which would mask, delete or otherwise alter any on-screen disclaimers and copyright, trademark and service mark notifications, or any “point and click” features relating to User acknowledgment and acceptance of such disclaimers and notifications.

B.
The MARSTM or DATA WAREHOUSE Services site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the Trust.  The Trust retains all rights in such intellectual property that may reside on the MARSTM or Data Warehouse Services site, not including any intellectual property provided by or otherwise obtained from USBFS.  To the extent the intellectual property of the Trust is cached to expedite communication, the Trust grants to USBFS a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication.  To the extent that the intellectual property of the Trust is duplicated within the MARSTM or Data Warehouse Services site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the Trust’s web site(s), the Trust grants to USBFS a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this  is in effect.  This license is limited to the intellectual property needed to replicate the appearance of the Trust’s web site(s) and does not extend to any other intellectual property owned by the Trust.  The Trust warrants that it has sufficient right, title and interest in and to its web site(s) and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to USBFS does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C.
Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this  and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach.  Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this , in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach.  In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.  The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this .

8.             Compensation

USBFS shall be compensated for providing MARSTM or Data Warehouse Services in accordance with the fee schedule set forth in Appendix I to this  (as amended from time to time).

9.             Additional Indemnification; Limitation of Liability

A.
USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF MARSTM AND DATA WAREHOUSE SERVICES.  Accordingly, USBFS’ sole liability to the Trust or any third party (including Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in MARSTM or Data Warehouse Services to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume MARSTM or Data Warehouse Services as promptly as is reasonably possible.

B.
USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Trust and its trustees, officers and employees from and against any and all claims, demands, losses, expenses, damages or liabilities of any and every nature, including reasonable attorneys’ fees, arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of MARSTM or Data Warehouse Services and (b) the provision of the Trust Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

C.
If an injunction is issued against the Trust’s and Users’ use of MARSTM or Data Warehouse Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Trust and Users the right to continue to use MARSTM or Data Warehouse Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Trust, replace or modify MARSTM or Data Warehouse Services so that they become non-infringing, provided that, in the Trust’s judgment, such replacement or modification does not materially and adversely affect the performance of MARSTM or Data Warehouse Services or significantly lessen their utility to the Trust and Users.  If in the Trust’s judgment, such replacement or modification does materially adversely affect the performance of MARSTM or DATA Warehouse Services or significantly lessen their utility to the Trust and Users, the Trust may terminate all rights and responsibilities under this  immediately on written notice to USBFS.

D.
Because the ability of USBFS to deliver MARSTM and Data Warehouse  Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, including Sales Focus Solutions, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of MARSTM and Data Warehouse Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties.

E.
The Trust and Users are responsible for verifying the accuracy and receipt of all data or information made available via MARSTM and Data Warehouse Services.  The Trust is responsible for advising Users of their responsibilities to promptly notify USBFS of any errors or inaccuracies relating to data or other information made available via MARSTM and Data Warehouse Services with respect to the Trust’s shareholders.

F.
USBFS shall not be responsible for the accuracy of input material from Users and the Trust’s record-keeping systems maintained by third parties nor the resultant output derived from inaccurate input.  The accuracy of input and output shall be judged as received at USBFS’ data center as determined by the records maintained by USBFS.

10.           File Security and Retention; Confidentiality

A.
USBFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Trust’s data bases, files, and other information provided by the Trust to USBFS for use with MARSTM and Data Warehouse Services, (collectively, “Trust Files”).  USBFS’s security provisions with respect to MARSTM and Data Warehouse Services and the Trust Files will be no less protected than USBFS’s security provisions with respect to its own proprietary information.  USBFS agrees that any and all Trust Files maintained by USBFS for the Trust hereunder shall be available for inspection by the Trust’s regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act.  In addition, USBFS will not use, or permit the use of, names of Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’s delivery of MARSTM and Data Warehouse Services.

B.
USBFS shall treat as confidential and not disclose or otherwise make available any of the Trust’s lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS.  USBFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets.  Upon termination of the rights and responsibilities described in this  for any reason and upon the Trust’s request, USBFS shall return to the Trust, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.
Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

11.           Warranties

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS EXHIBIT, MARSTM AND DATA WAREHOUSE SERVICES AND ALL EQUIPMENT, SOFTWARE AND SYSTEMS DESCRIBED IN THIS EXHIBIT ARE PROVIDED “AS IS” ON AN “AS AVAILABLE” BASIS, AND USBFS HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING MARS OR DATA WAREHOUSE SERVICES PROVIDED HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

12.           Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit D, (i) the Trust and Users will immediately end their access to MARSTM and Data Warehouse Services and (ii) the Trust will return all codes, system access mechanisms, programs, manuals, confidential or proprietary information and other written information provided to it by USBFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.

Appendix I to Exhibit D of the
 Transfer Agent Agreement – Stone Ridge Trust
Fee Schedule, effective June 1, 2013, for MARSTM
MARS Fee Schedule

MARS v7i Product and Services		Monthly Cost
MARS Sales Reporting Module1	$[…]
MARS Compliance Module2	$[…]
MARS Sales & Compliance Modules3	$[…]

Notes:
1. Includes 5 Sales Reporting User licenses
2. Includes 5 Compliance User licenses
3. When Sales Reporting and Compliance are purchased together as part of the initial implementation; includes 5 Sales Reporting and 5 Compliance User licenses

Additional MARS v7i Licenses	Fee per User per Month	Number of Licenses	Monthly Cost
MARS v7i CRM User License	$[…]
Additional MARS v7i Sales Reporting User Licenses	$[…]
Additional MARS v7i Compliance User Licenses	$[…]
MARS v7i Blackberry User License	$[…]
15MARS v7i iPad App User License – up to five user licenses	$[…]
➢ Additional monthly cost per user six through ten licenses	$[…]
➢ Additional monthly cost per user eleven through fifty licenses	$[…]
➢ Additional monthly cost per user fifty-one through one hundred licenses	$[…]
➢ Additional monthly cost per user over one hundred licenses	$[…]

Additional MARS v7i Module Pricing	Monthly Site License Fee	Monthly Cost
Customer / Account Module (included with the Compliance Module)	$[…]
Data Quality Module	$[…]
Coates Analytics Integration Module	$[…]
Registered Investment Advisor Data Integration Module (monthly data refresh)	$[…]
Web Activity Tracking Module	$[…]
Profiling Module	$[…]
Document Management Module	$[…]
Multiple Windows Module	$[…]
CFG Fulfillment Integration Module - requires one-time set up fee	$[…]

Google Maps Integration	Users	Monthly Fee
	1 - 10	$[…]
	11 – 25	$[…]
	26 – 50	$[…]
	51 - 75	$[…]
	>75	$[…]

Exact Target Integration Module – Please note: This pricing assumes the USBFS client is licensed to use ExactTarget (with the AIM feature) directly through ExactTarget.	$[…]
Exact Target Integration Module (includes 10 user licenses) – this option is available to USBFS clients who are not already licensed to use Exact Target.	$[…], plus monthly fee based on email volume @ $[…]/email
Daily Schwab DSA Automated File Load – Monthly automated download on Schwab DSA files and on-going maintenance to support file layout changes	$[…]
Manual Monthly Schwab Data Load – Monthly manual load of Schwab sales/asset portal data into MARS	$[…]
Manual Monthly Fidelity Data Load – Monthly manual data load of Fidelity sales/asset portal data portal into MARS	$[…]
Manual Monthly TD Ameritrade Data Load - Monthly manual data load of TD Ameritrade portal sales/asset data into MARS	$[…]
Manual Daily Schwab Compliance Data Load - Daily manual data load of Schwab compliance data from Schwab portal into MARS	$[…]
Manual Daily Fidelity Compliance Data Load - Daily manual data load of Fidelity compliance data from Fidelity portal into MARS	$[…]
Manual Daily TD Ameritrade Compliance Data Load - Daily manual data load of TD Ameritrade compliance data from TD Ameritrade portal into MARS	$[…]
Omni\SERV Module	$[…]
Enhanced Services	$[…] - $[…]
Total Monthly Cost:

MARS System Setup and Implementation Fees	One-time fee	One-time Cost
System Implementation Cost – Historical Sales and Compliance and Contact Data from DST TA2000 or up to two years of data.	$[…]
System Implementation Cost – Historical Compliance only and Contact Data from DST TA2000 or up to two years of data.	$[…]
Standard MARS Interface	$[…]
Omni/SERV Interface Setup	$[…]
MARS iPad App Setup Fee	$[…]
MARS Blackberry Setup Fee	$[…]
Google Maps Integration Setup Fee	$[…]
MARS RIA Setup Fee	$[…]
MARS Omni\SERV Module Setup Fee	$[…]
MARS CFG Setup Fee	$[…]
MARS Coates Setup Fee	$[…]
MARS Training per Day	$[…]
Data Conversion Schwab- historical sales from Schwab for up to 2 years of sales history	$[…]
Data Conversion Fidelity - historical sales from Fidelity for up to 2 years of sales history.	$[…]
Data Conversion TD Ameritrade - historical sales from TD Ameritrade for up to 2 years of sales history.	$[…]
Data Conversion DataLynx - historical sales from DataLynx for up to 2 years of sales history.	$[…]
Data de-duplication – during implementation	$[…]
Data de-duplication – post implementation	$[…]

Custom Data InterfaceSetup	Cost per interface	Number of interfaces
$[…]
Total One-time Cost: